Exhibit 99.1

Quanex Building Products Appoints Mary Lawler to Board of Directors

HOUSTON, TEXAS – October 28, 2025 – Quanex Building Products Corporation (NYSE: NX) (“Quanex” or the “Company”) today announced the appointment of Mary K. Lawler to its Board of Directors effective November 1, 2025.

George Wilson, President and Chief Executive Officer, commented, “We are thrilled to welcome Katie to our Board. Her deep human resources leadership experience in global manufacturing, combined with her strategic vision, will be invaluable as we continue to execute on our profitable growth strategy. Her governance insight and international business experience will also enhance the ability of the Board to guide Quanex through its next phase of growth.”

Ms. Lawler is the Senior Vice President, Chief Human Resources Officer of Illinois Tool Works Inc. (NYSE: ITW), a global manufacturer of a diversified range of industrial products and equipment. Ms. Lawler joined ITW in October 2014 and previously served as Executive Vice President, Human Resources for GATX Corporation. Prior to joining GATX, she held a wide range of positions in operations, human resources, and law with Tribune Media (formerly Tribune Company). Ms. Lawler began her professional career as an attorney in private practice. Ms. Lawler graduated with a bachelor’s degree in history from the College of the Holy Cross and received a Juris Doctor from the University of Notre Dame.

About Quanex

Quanex is a global manufacturer with core capabilities and broad applications across various end markets. The Company currently collaborates and partners with leading OEMs to provide innovative solutions in the window, door, solar, refrigeration, custom mixing and cabinetry markets.  Looking ahead, Quanex plans to leverage its material science expertise and process engineering to expand into adjacent markets.

Contact:

Scott Zuehlke

SVP, Chief Financial Officer & Treasurer

713-877-5327

scott.zuehlke@quanex.com